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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the incorporation by reference and use in this Registration Statement on Form S-3 of our reports dated January 27, 1999 relating to the consolidated financial statements, which appear in ArthroCare Corporation's Annual Report on Form 10-K for the year ended January 2, 1999 and also appear in such Registration Statement. We also consent to the incorporation by reference in this Registration Statement of our report dated January 27, 1999 relating to the financial statement schedule, which appears in ArthroCare Corporation's Annual Report on Form 10-K for the year ended January 2, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

San Jose, California
October 15, 1999